CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated May 1, 2025, and each included in this Post-Effective Amendment No. 75 on the Registration Statement (Form N-1A, File No. 33-13690) of BNY Mellon Variable Investment Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated February 11, 2025, with respect to the financial statements and financial highlights of Appreciation Portfolio, Government Money Market Portfolio, Growth and Income Portfolio, and Opportunistic Small Cap Portfolio (four of the funds constituting BNY Mellon Variable Investment Fund) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended December 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

  /s/ ERNST & YOUNG LLP

New York, New York

April 22, 2025